Exhibit 99.1

DIME COMMUNITY BANCSHARES, INC. REPORTS 70% YEAR-OVER-YEAR INCREASE IN BUSINESS BANKING ORIGINATIONS

Repurchased Approximately 3% of Outstanding Shares During the Third Quarter

Brooklyn, NY – October 26, 2018 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime” or “its”), the parent company of Dime Community Bank (the “Bank”), today reported net income of $11.8 million for the quarter ended September 30, 2018, or $0.32 per diluted common share, compared with net income of $12.3 million for the quarter ended June 30, 2018, or $0.33 per diluted common share, and net income of $13.3 million for the quarter ended September 30, 2017, or $0.35 per diluted common share.

The linked quarter decline in EPS was attributable to a 12 basis point increase in the cost of funds which was partially offset by an 8 basis point increase in overall loan yields (excluding prepayment fee income), a $0.8 million increase in marketing-related non-interest expenses, and a $0.2 million reduction in prepayment fee income.

Commenting on the linked quarter decline in earnings, Kenneth J. Mahon, President and CEO of the Company, stated “Since the start of the rate tightening cycle in December 2016, our deposit betas have been fairly low as our cost of deposits increased by only 22 basis point on a cumulative basis from the fourth quarter of 2016 to the second quarter of 2018, while the Federal Reserve raised rates 150 basis points over the corresponding period.  During the third quarter of 2018, our cost of deposits increased by 12 basis points as we took proactive steps to retain money market customers, and grow our certificates of deposit portfolio. We are managing our deposit pricing to remain competitive with the market while keeping our loan-to-deposit ratio range bound at approximately 125%. We remain committed to managing the balance sheet and the loan-to-deposit ratio with the goal of keeping deposit betas as low as possible. At the same time, low-cost Business Banking deposits are growing and helping to reduce our overall deposit betas.”

Loan Portfolio Yield Turns Upward

Mr. Mahon continued, “The Business Banking division loan portfolio reached $511 million at September 30, 2018, versus $375 million at June 30, 2018. As the Business Banking portfolio becomes a larger percentage of our overall balance sheet, we expect our overall loan yields to continue trending upwards. Notably, overall loan yields excluding prepayment fee income increased by 8 basis points when comparing the third quarter of 2018 to the second quarter of 2018, versus a 2 basis point decline when comparing the second quarter of 2018 to the first quarter of 2018. Given the tremendous opportunity we see for this division to re-mix our balance sheet and create long-term commercial-bank like margins and returns, we remain focused on adding relationship bankers and support staff, which may result in modest increases in near-term operating expenses.”

Mr. Mahon concluded, “Finally, prepayment related fee income has been a smaller contributor to earnings over this rate-tightening cycle than prior cycles. Thus far, many existing borrowers, especially those with low coupon loans, appear to be waiting to get close to the reset date on their loans before refinancing rather than prepaying early in anticipation of higher rates. On the positive side, and as outlined in the table below, this behavior has resulted in Dime having a significant amount of real estate loans, on our balance sheet, that will reach contractual repricings (generally at 200-250 basis points over the then current 5-Year Federal Home Loan Bank advance rate) over the next two years. The presence of these loans on our balance sheet significantly increases our asset sensitivity and provides us the opportunity to increase net interest margin (“NIM”) going forward.”

(As of September 30, 2018)	FY 2019	FY 2020
Amount of Repricing Real Estate Loans	$717 million	$925 million
Current Weighted Average Rate	3.25%	3.42%

Highlights for the third quarter of 2018 included:

•	Continued strong Business Banking originations of $146.0 million in the third quarter, a 70% increase versus the third quarter of 2017,
•
New Business Banking loan originations for the third quarter were at significantly higher rates than the overall portfolio; the weighted average rate (“WAR”) on new Business Banking real estate originations was 4.99% and the WAR on new C&I originations was 5.67% for the three months ended September 30, 2018, compared to the total real estate and C&I loan portfolio WAR of 3.73% at September 30, 2018,

•
Strong growth in checking account balances; on a year-over-year basis, the sum of average non-interest bearing checking account balances and average interest bearing checking account balances increased by 14.3% to $477.7 million for the current quarter,

•	Loan-to-deposit ratio declined to 123.5% at September 30, 2018, versus 136.8% at September 30, 2017,
•	The Company repurchased 973,200 shares, which represented approximately 3% of beginning period shares outstanding in the third quarter of 2018 at a weighted average price of $17.88,
•	Consolidated Company commercial real estate (“CRE”) concentration ratio of 706% at September 30, 2018, versus 849% for the year-ago period,
•	Successfully launched the Residential Lending division, which is actively taking applications and has closed several loans already,
•	Non-performing assets and loans 90 days or more past due on accrual status declined to $4.2 million at September 30, 2018, and represented only 0.07% of total assets at that date, and
•
Reported book value per share and tangible book value per share (which consists of common equity less goodwill, divided by number of shares outstanding) grew to $16.49 and $14.97, respectively, at September 30, 2018 (See “Non-GAAP Reconciliation” tables at the end of this news release).

Mr. Mahon commented, “The talented staff, core commercial bank platform, and processes that are now in place at Dime will serve us well in the future and continue to improve our franchise value. We are on track to surpass our internal full year 2018 portfolio growth target for the Business Banking division. As we commence the planning process for FY 2019, we are even more confident that our Business Banking division will accelerate the re-mixing of our balance sheet towards a more relationship-driven model and drive solid, long-term risk adjusted margins. We remain committed to responsible growth and efficiently managing our capital base. Notably, during the third quarter, we returned $17 million of capital to shareholders via share repurchases.”

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the third quarter of 2018 was $35.0 million, a decrease of $1.0 million (3.1%) from the second quarter of 2018 and a decrease of $3.4 million (8.9%) over the third quarter of 2017. NIM was 2.33% during the third quarter of 2018, compared to 2.39% in the second quarter of 2018, and 2.53% during the third quarter of 2017.  The linked quarter decrease in NIM was mainly due to a 12 basis point increase in the average cost of funds and a $0.2 million linked quarter reduction in income related to loan prepayment activity.  Net interest margin, excluding income related to prepayment activity decreased by 5 basis points versus the second quarter of 2018.

Average interest-earning assets were $6.02 billion for the third quarter of 2018, a 2.0% (annualized) decrease from $6.05 billion for the second quarter of 2018, and a 1.1% decrease from $6.08 billion for the third quarter of 2017. The decrease in average interest earnings assets was primarily driven by a decrease in the level of real estate loans.

Average securities and other short-term investments were $628.7 million for the third quarter of 2018, a 21.5% (annualized) increase from $596.6 million for the second quarter of 2018, and a 308.0% increase from $154.1 million for the third quarter of 2017.

“Over the course of the past five quarters, we have significantly increased the level of on balance sheet liquidity, such that the ratio of cash and unencumbered securities to total assets was 9.2% at September 30, 2018, versus 2.0% at June 30, 2017. While this liquidity build has negatively impacted our level of reported earnings, we believe it was the right strategic decision for the Company as it relates to our strategic asset diversification objectives, and the enhanced overall scrutiny on liquidity management practices for the banking industry. Having run numerous liquidity stress testing scenarios over the past year, we believe that our current level of on balance sheet liquidity is at an appropriate level for an institution of our size, risk profile, and customer base,” stated Mr. Mahon.

For the third quarter of 2018, the average yield on interest-earning assets was 3.63%, an increase of 6 basis points compared with the second quarter of 2018, and an increase of 10 basis points compared to the third quarter of 2017.  The average cost of funds (which includes Federal Home Loan Bank advances) was 1.52% for the third quarter of 2018, an increase of 12 basis points versus the second quarter of 2018, and an increase of 38 basis points versus the third quarter of 2017.

Loans

The real estate loan portfolio decreased by $25.9 million (2.0% annualized) during the third quarter of 2018.  Real estate loan originations were $149.0 million during the third quarter of 2018, at a weighted average interest rate of 4.90%, compared to $122.9 million of originations for the prior quarter, at a weighted average interest rate of 4.82% during the second quarter of 2018. Real estate loan amortization and satisfactions totaled $181.9 million, or 14.0% (annualized) of the portfolio balance, at an average rate of 3.75%. The annualized loan payoff rate of 14.0% for the third quarter of 2018 was lower the second quarter of 2018 (19.2%) and the third quarter of 2017 (10.2%). The elevated real estate loan payoffs during the second quarter of 2018 were primarily due to one large relationship that paid off totaling approximately $53.5 million. Average real estate loans were $5.20 billion in the third quarter of 2018, a decrease of $107.7 million (8.1% annualized) from the second quarter of 2018, and a decrease of $642.9 million (11.0%) from the third quarter of 2017.

Included in total real estate loan originations during the third quarter of 2018 were $101.8 million of originations from the Business Banking division at a weighted average rate of 4.99%, compared to $74.2 million of originations at a weighted average rate of 4.81% during the second quarter of 2018.

Commercial and industrial (“C&I”) loan originations were $44.3 million during the third quarter of 2018, at a weighted average rate of 5.67%, compared to $68.3 million at a weighted average rate of 5.72% during the second quarter of 2018. Total C&I loan balances were $207.7 million at the end of the third quarter of 2018, compared to $172.5 million at the end of the second quarter of 2018.

Deposits and Borrowed Funds

The Company continues to focus on growing relationship-based business deposits sourced from its retail branches and its Business Banking division.  The Business Banking division ended the third quarter of 2018 with approximately $66 million of low-cost relationship-based checking and leasehold deposits at an average rate of approximately one basis point and total deposits of $110 million at an average rate of 50 basis points, compared to approximately $24 million of checking and leasehold deposits at an average rate of approximately zero basis points and total deposits of $35 million at an average rate of 21 basis points, respectively, for the year-ago time period.

The average rate of total deposits increased 12 basis points on a linked quarter basis to 1.21% as the Bank increased rates on selected money market and certificates of deposit products. Total deposits increased by $22.9 million (2.1% annualized) on a linked quarter basis to $4.38 billion, despite net outflows from the DimeDirect internet channel totaling $129.9 million in the third quarter.

The loan-to-deposit ratio was 123.5% at September 30, 2018, compared to 124.0% at June 30, 2018 and 136.8% at September 30, 2017.

Total borrowings remained relatively unchanged, at $1.04 billion, as compared to the second quarter of 2018.   At September 30, 2018, 27% of the $1.04 billion borrowing portfolio consisted of bullet advances that have a remaining term of less than a year, compared to 54% of the $1.22 billion borrowing portfolio from the prior year period.

Non-Interest Income

Non-interest income was $2.2 million during the third quarter of 2018, which was flat compared to the second quarter of 2018, and a decrease of $2.1 million compared to the third quarter of 2017.  Non-interest income for the third quarter of 2017 included a gain of $2.6 million from the sale of the Company’s pooled bank trust preferred securities portfolio.

Non-Interest Expense

Total non-interest expense was $21.6 million during the third quarter of 2018, $20.8 million during the second quarter of 2018, and $22.2 million during the third quarter of 2017. Non-interest expenses for the third quarter of 2017 included $1.3 million of expenses related to the extinguishment of debt. The linked quarter increase in non-interest expense was primarily driven by a $0.8 million increase in marketing expenses. On a year-over-year basis, salaries and employee benefits increased by $2.4 million as the Company added relationship bankers and support staff for its Business Banking division buildout.

The ratio of non-interest expense to average assets was 1.39% during the third quarter of 2018, 1.33% during the second quarter of 2018, and 1.41% during the third quarter of 2017.

The efficiency ratio was 58.1% during the third quarter of 2018, 54.4% during the second quarter of 2018, and 55.3% during the third quarter of 2017.

Income Tax Expense

The reported effective tax rate for the third quarter of 2018 decreased to 23.1% from 25.0% for the second quarter of 2018.

Credit Quality

Non-performing loans at September 30, 2018 were $3.0 million, or 0.05% of total loans, an increase from $1.6 million, or 0.03% of total loans, at June 30, 2018.  The allowance for loan losses was 0.39% of total loans at both September 30, 2018 and June 30, 2018. At September 30, 2018, non-performing assets represented 0.7% of the sum of tangible common equity plus the allowance for loan losses and reserve for contingent liabilities (this non-Generally Accepted Accounting Principle (“GAAP”) statistic is otherwise known as the "Texas Ratio"), which is lower than the ratio of 1.1% at June 30, 2018 (see “Problem Assets as a Percentage of Tangible Capital and Reserves” table and “Non-GAAP Reconciliation” table at the end of this news release).  A loan loss provision of $0.3 million was recorded during the third quarter of 2018, compared to a loan loss provision of $1.1 million during the second quarter of 2018, and a loan loss provision of $0.02 million during the third quarter of 2017.

Capital Management

The Company’s consolidated Tier 1 capital to average assets (“leverage ratio”), which was 8.96% at September 30, 2018, was in excess of all applicable regulatory requirements.

The bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements inclusive of conservation buffer amounts.  At September 30, 2018, the bank’s leverage ratio was 10.07%, while Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 13.26% and 13.71%, respectively.

Mr. Mahon commented, “During the third quarter, we repurchased approximately 3% of our outstanding shares.  Pro forma for this repurchase, our Tangible Common Equity to Tangible Assets Ratio was 8.78% at September 30, 2018.”

Diluted earnings per common share of $0.32 exceeded the quarterly $0.14 cash dividend per share by 129% during the third quarter of 2018, equating to a 43.75% dividend payout ratio.

Book value per share was $16.49 and tangible book value per share (common equity less goodwill divided by number of shares outstanding) (see “Non-GAAP Reconciliation” tables at the end of this news release) was $14.97 at September 30, 2018.

Outlook for the Quarter Ending December 31, 2018

The Company continues to prioritize NIM stabilization over earning asset growth at lower margins. Its posted rack rates on multifamily loans continue to be above the rates offered by many competitors, thereby affecting the level of multifamily originations. As such, the multifamily portfolio is expected to be lower on a linked quarter basis. Declines in the multifamily portfolio are expected to be offset by growth in the Business Banking portfolio and the Residential Lending portfolio. As mentioned previously in the earnings release, the Business Banking division is expected to surpass its initial year-end 2018 portfolio growth targets.

Loan loss provision for the fourth quarter of 2018 is expected to be driven by the composition of loan portfolio growth, subject to management’s assessment of the adequacy of the allowance for loan losses.

Non‐interest expense is currently expected to be approximately between $21.5 million and 22.0 million during the fourth quarter of 2018.

The Company projects that the consolidated effective tax rate will approximate 24% in the December 2018 quarter.

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company had $6.29 billion in consolidated assets as of September 30, 2018. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-nine branches located throughout Brooklyn, Queens, the Bronx, Nassau County and Suffolk County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; unanticipated or significant increases in loan losses; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; there may be failures or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Avinash Reddy
Senior Vice President – Corporate Development and Treasurer
718-782-6200 extension 5909

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	September 30, 2018	June 30, 2018	December 31, 2017
ASSETS:
Cash and due from banks	$132,822	$150,992	$169,455
Mortgage-backed securities available for sale	465,490	414,938	351,384
Marketable equity securities, at fair value	6,111	6,368	-
Investment securities available for sale	5,088	5,078	4,006
Trading securities	-	-	2,715
Real Estate Loans:
One-to-four family and cooperative/condominium apartment	71,464	60,159	63,095
Multifamily residential and residential mixed use (1)(2)	4,015,424	4,106,094	4,381,180
Commercial real estate	1,106,430	1,053,582	1,010,603
Acquisition, development, and construction ("ADC")	11,144	10,526	9,189
Total real estate loans	5,204,462	5,230,361	5,464,067
Commercial and industrial ("C&I")	207,743	172,522	136,671
Other loans	1,162	1,477	1,379
Allowance for loan losses	(21,330)	(20,984)	(21,033)
Total loans, net	5,392,037	5,383,376	5,581,084
Premises and fixed assets, net	24,736	25,340	24,326
Loans held for sale	-	430	-
Federal Home Loan Bank of New York capital stock	53,842	53,874	59,696
Bank Owned Life Insurance ("BOLI")	110,706	109,977	108,545
Goodwill	55,638	55,638	55,638
Other assets	47,723	47,164	46,611
TOTAL ASSETS	$6,294,193	$6,253,175	$6,403,460
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$368,780	$356,626	$307,746
Interest-bearing checking	112,180	121,060	124,283
Savings	342,908	349,790	362,092
Money Market	2,220,719	2,280,915	2,517,439
Sub-total	3,044,587	3,108,391	3,311,560
Certificates of deposit	1,337,663	1,251,002	1,091,887
Total Due to Depositors	4,382,250	4,359,393	4,403,447
Escrow and other deposits	119,796	89,302	82,168
Federal Home Loan Bank of New York advances	1,042,925	1,043,650	1,170,000
Subordinated Notes Payable, net	113,722	113,686	113,612
Other liabilities	31,923	31,612	35,666
TOTAL LIABILITIES	5,690,616	5,637,643	5,804,893
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,690,825 shares and 53,624,453 shares issued at September 30, 2018 and December 31, 2017, respectively, and 36,612,153 shares and 37,419,070 shares outstanding at September 30, 2018 and December 31, 2017, respectively)	537	537	536
Additional paid-in capital	277,718	278,194	276,730
Retained earnings	558,357	551,818	535,130
Accumulated other comprehensive loss, net of deferred taxes	(5,734)	(4,578)	(3,641)
Unearned Restricted Stock Award common stock	(4,699)	(4,821)	(2,894)
Common stock held by the Benefit Maintenance Plan	(1,509)	(2,148)	(2,736)
Treasury stock (17,053,672 shares and 16,205,383 shares at September 30, 2018 and December 31, 2017, respectively)	(221,093)	(203,470)	(204,558)
TOTAL STOCKHOLDERS' EQUITY	603,577	615,532	598,567
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,294,193	$6,253,175	$6,403,460

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Interest income:
Loans secured by real estate	$47,486	$47,828	$51,621	$144,889	$153,233
Commercial and industrial ("C&I")	2,729	2,156	1,043	6,541	1,558
Other loans	18	18	19	55	55
Mortgage-backed securities	2,852	2,406	27	7,515	55
Investment securities	59	49	108	123	462
Other short-term investments	1,480	1,547	811	4,537	2,139
Total interest income	54,624	54,004	53,629	163,660	157,502
Interest expense:
Deposits and escrow	13,361	11,988	9,408	36,100	28,424
Borrowed funds	6,235	5,882	5,763	18,384	15,080
Total interest expense	19,596	17,870	15,171	54,484	43,504
Net interest income	35,028	36,134	38,458	109,176	113,998
Provision for loan losses	335	1,113	23	1,641	1,520
Net interest income after provision for loan losses	34,693	35,021	38,435	107,535	112,478

Non-interest income:
Service charges and other fees	1,233	1,299	948	3,443	2,661
Mortgage banking income, net	79	102	69	292	150
Gain on equity and trading securities	99	19	28	114	162
Gain on sale of securities and other assets	-	-	2,607	1,370	-
Gain on sale of loans	18	35	-	143	2,607
Income from BOLI	729	720	558	2,161	1,654
Other	63	62	73	179	574
Total non-interest income	2,221	2,237	4,283	7,702	7,808
Non-interest expense:
Salaries and employee benefits	10,963	10,884	8,593	33,024	27,577
Stock benefit plan compensation expense	403	407	353	1,198	1,030
Occupancy and equipment	3,845	3,697	3,492	11,414	10,620
Data processing costs	1,823	1,797	3,392	5,374	6,502
Marketing	975	146	1,467	2,168	4,399
Federal deposit insurance premiums	382	474	875	1,521	2,242
Loss from extinguishment of debt	-	-	1,272	-	1,272
Other	3,194	3,422	2,731	9,446	8,771
Total non-interest expense	21,585	20,827	22,175	64,145	62,413

Income before taxes	15,329	16,431	20,543	51,092	57,873
Income tax expense	3,547	4,110	7,230	12,244	21,414

Net Income	$11,782	$12,321	$13,313	$38,848	$36,459

Earnings per Share ("EPS"):
Basic	$0.32	$0.33	$0.36	$1.05	$0.97
Diluted	$0.32	$0.33	$0.35	$1.04	$0.97

Average common shares outstanding for Diluted EPS	37,189,648	37,515,373	37,441,855	37,399,740	37,536,816

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
 UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Per Share Data:
Reported EPS (Diluted)	$0.32	$0.33	$0.35	$1.04	$0.97
Cash dividends paid per share	0.14	0.14	0.14	0.42	0.42
Book value per share	16.49	16.37	15.66	16.49	15.66
Tangible book value per share (1)	14.97	14.89	14.17	14.97	14.17
Dividend payout ratio	43.75%	42.42%	40.00%	40.38%	43.30%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.76%	0.79%	0.85%	0.82%	0.79%
Return on average common equity	7.71%	8.06%	9.14%	8.51%	8.43%
Return on average tangible common equity (1)	8.49%	8.87%	10.11%	9.37%	9.34%
Net interest spread	2.11%	2.17%	2.38%	2.20%	2.39%
Net interest margin	2.33%	2.39%	2.53%	2.40%	2.56%
Average interest-earning assets to average interest-bearing liabilities	117.46%	117.93%	115.62%	117.06%	116.38%
Non-interest expense to average assets	1.39%	1.33%	1.41%	1.36%	1.35%
Efficiency ratio	58.13%	54.35%	55.29%	55.66%	52.43%
Loan-to-deposit ratio at end of period	123.53%	123.97%	136.78%	123.53%	136.78%
Effective tax rate	23.14%	25.01%	35.19%	23.96%	37.00%

Average Balance Data:
Average assets	$6,231,801	$6,265,128	$6,290,568	$6,288,747	$6,148,620
Average interest-earning assets	6,016,728	6,047,600	6,084,253	6,069,781	2,942,245
Average loans	5,388,065	5,450,973	5,930,165	5,472,116	5,807,893
Average deposits	4,386,631	4,395,589	4,355,770	4,050,336	4,439,095
Average common equity	611,022	611,477	582,545	608,685	576,319
Average tangible common equity (1)	555,385	555,840	526,907	553,047	520,681

Asset Quality Summary:
Non-performing loans (excluding loans held for sale)	$2,978	$1,554	$806	$2,978	$806
Non-performing assets	2,978	1,554	806	2,978	806
Net charge-offs (recoveries)	(11)	1,333	1	1,344	49
Non-performing loans/ Total loans	0.06%	0.03%	0.01%	0.06%	0.01%
Non-performing assets/ Total assets	0.05%	0.02%	0.01%	0.05%	0.01%
Allowance for loan loss/ Total loans	0.39%	0.39%	0.37%	0.39%	0.37%
Allowance for loan loss/ Non-performing loans	716.25%	1350.32%	2730.40%	716.25%	2730.40%
Loans delinquent 30 to 89 days at period end	$531	$745	$84	$531	$84

Capital Ratios - Consolidated:
Tangible common equity to tangible assets (1)	8.78%	9.03%	8.30%	8.78%	8.30%
Tier 1 common equity ratio	11.66	11.96	10.65	11.66	10.65
Tier 1 risk-based capital ratio	11.66	11.96	10.65	11.66	10.65
Total risk-based capital ratio	14.54	14.85	13.38	14.54	13.38
Tier 1 leverage ratio	8.96	9.09	8.58	8.96	8.58

Capital Ratios - Bank Only:
Tier 1 common equity ratio	13.26%	13.09%	11.47%	13.26%	11.47%
Tier 1 risk-based capital ratio	13.26	13.09	11.47	13.26	11.47
Total risk-based capital ratio	13.71	13.55	11.91	13.71	11.91
Tier 1 leverage ratio	10.15	9.94	9.23	10.15	9.23

(1)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets. Average balances are calculated using the ending balance for months during the period indicated.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$5,200,021	$47,486	3.65%	$5,307,712	$47,828	3.60%	$5,842,921	$51,621	3.53%
Commercial and industrial loans	186,686	2,729	5.85%	142,224	2,156	6.06	86,014	1,043	4.85
Other loans	1,358	18	5.30%	1,037	18	6.94	1,230	19	6.18
Mortgage-backed securities	432,213	2,852	2.64%	389,373	2,406	2.47	5,631	27	1.92
Investment securities	11,158	59	2.12%	10,243	49	1.91	9,304	108	4.64
Other short-term investments	185,292	1,480	3.19%	197,011	1,547	3.14	139,153	811	2.33
Total interest-earning assets	6,016,728	54,624	3.63%	6,047,600	54,004	3.57%	6,084,253	$53,629	3.53%
Non-interest-earning assets	215,073			217,528			206,315
Total assets	$6,231,801			$6,265,128			$6,290,568

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	$114,865	$55	0.19%	$126,507	$57	0.18%	$110,384	$58	0.21%
Money market accounts	2,264,082	7,542	1.32%	2,351,935	6,893	1.18	2,643,537	5,961	0.89
Savings accounts	347,041	50	0.06%	354,441	55	0.06	362,423	45	0.05
Certificates of deposit	1,297,857	5,714	1.75%	1,226,812	4,983	1.63	932,208	3,344	1.42
Total interest-bearing deposits	4,023,845	13,361	1.32%	4,059,695	11,988	1.18	4,048,552	9,408	0.92
Borrowed Funds	1,098,713	6,235	2.25%	1,068,583	5,882	2.21	1,213,786	5,763	1.88
Total interest-bearing liabilities	5,122,558	19,596	1.52%	5,128,278	17,870	1.40%	5,262,338	$15,171	1.14%
Non-interest-bearing checking accounts	362,786			335,894			307,218
Other non-interest-bearing liabilities	135,435			189,479			138,467
Total liabilities	5,620,779			5,653,651			5,708,023
Stockholders' equity	611,022			611,477			582,545
Total liabilities and stockholders' equity	$6,231,801			$6,265,128			$6,290,568
Net interest income		$35,028			$36,134			$38,458
Net interest spread			2.11%			2.17%			2.38%
Net interest-earning assets	$894,170			$919,322			$821,915
Net interest margin			2.33%			2.39%			2.53%
Ratio of interest-earning assets to interest-bearing liabilities		117.46%			117.93%			115.62%

Deposits (including non-interest bearing checking accounts)	$4,386,631	$13,361	1.21%	$4,395,589	$11,988	1.09%	$4,355,770	9,408	0.86%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF LOAN COMPOSITION AND WEIGHTED AVERAGE RATES ("WAR") (1)
(Dollars in thousands)

	At September 30, 2018		At June 30, 2018		At December 31, 2017
	Balance	WAR	Balance	WAR	Balance	WAR
Loan balances at period end:
One-to-four family residential, including condominium and cooperative apartment	$71,464	4.42%	$60,159	4.42%	$63,095	4.33%
Multifamily residential and residential mixed use (2)(3)	4,015,424	3.52	4,106,094	3.49	4,381,180	3.40
Commercial and commercial mixed use real estate	1,106,430	4.10	1,053,582	3.85	1,010,603	3.95
Acquisition, development, and construction ("ADC")	11,144	6.26	10,526	6.02	9,189	5.59
Total real estate loans	5,204,462	3.66	5,230,361	3.61	5,464,067	3.51

Commercial and industrial ("C&I")	$207,743	5.53%	172,522	5.30%	$136,671	4.82%

(1)	Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, divided by the total amount of loans in the category.
(2)	Includes loans underlying cooperatives.
(3)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars in thousands)

	At September 30, 2018	At June 30, 2018	At December 31, 2017
Non-Performing Loans
One-to-four family residential, including condominium and cooperative apartment	$443	$306	$436
Multifamily residential and residential mixed use (1)(2)	1,473	-	-
Commercial real estate	975	1,158	93
Commercial mixed use real estate (2)	84	89	-
Other	3	1	4
Total Non-Performing Loans (3)	$2,978	$1,554	$533

Total Non-Performing Assets	$2,978	$1,554	$533

Performing TDR Loans
One- to four-family and cooperative/condominium apartment	$16	$18	$22
Multifamily residential and mixed use residential real estate (1)(2)	277	597	619
Mixed use commercial real estate (2)	4,107	4,130	4,174
Commercial real estate	-	-	3,296
Total Performing TDRs	$4,400	$4,745	$8,111

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

(3)	There was one non-accruing TDR for September 30, 2018. There were no non-accruing TDRs for June 30, 2018 or December 31, 2017.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES (TEXAS RATIO)
(Dollars in thousands)

	At September 30, 2018	At June 30, 2018	At December 31, 2017
Total Non-Performing Assets	$2,978	$1,554	$533
Loans 90 days or more past due on accrual status (5)	1,242	4,873	19,935
TOTAL PROBLEM ASSETS	$4,220	$6,427	$20,468

Tangible common equity (6)	$547,939	$559,894	$542,929
Allowance for loan losses and reserves for contingent liabilities	21,330	21,009	21,058
TANGIBLE COMMON EQUITY PLUS RESERVES	$569,269	$580,903	$608,680

TEXAS RATIO (PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE COMMON EQUITY AND RESERVES)	0.7%	1.1%	3.4%

(5)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed in the near future, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.

(6)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(Dollars in thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Reconciliation of Reported and Adjusted ("non-GAAP") Net Income:
Reported net income	$11,782	$12,321	$13,313	$38,848	$36,459
Adjustments to Net Income (1):
Add: Loss from extinguishment of debt	-	-	698	-	698
Add: De-conversion costs	-	-	946	-	946
Less: Gain on sale of securities	-	-	(1,430)	(930)	(1,430)
Tax adjustment	(104)	-	(985)	(196)	(985)
Adjusted ("non-GAAP") net income	$11,678	$12,321	$12,542	$37,722	$35,688

Adjusted Ratios (Based upon "non-GAAP Net Income" as calculated above):
Adjusted EPS (Diluted)	$0.32	$0.33	$0.33	$1.01	$0.95
Adjusted return on average assets	0.75%	0.79%	0.80%	0.80%	0.77%
Adjusted return on average common equity	7.64%	8.06%	8.61%	8.26%	8.26%
Adjusted return on average tangible common equity	8.41%	8.87%	9.52%	9.09%	9.14%

	September 30, 2018	June 30, 2018	September 30, 2017
Reconciliation of Tangible Assets:
Total assets	$6,294,193	$6,253,175	$6,444,429
Less:
Goodwill	55,638	55,638	55,638
Tangible assets	$6,238,555	$6,197,537	6,388,791

Reconciliation of Tangible Common Equity - Consolidated:
Total common equity	$603,577	$615,532	$586,037
Less:
Goodwill	55,638	55,638	55,638
Tangible common equity	$547,939	$559,894	$530,399

(1)	Adjustments to net income are taxed at the company's statutory tax rate of approximately 32% for 2018 and 45% for 2017, unless otherwise noted.